EXHIBIT 10.1

Loan and Security Agreement

This LOAN AND SECURITY AGREEMENT dated the Effective Date between SILICON VALLEY BANK (“Bank”), whose address is 3003 Tasman Drive, Santa Clara, California 95054, and NORTH AMERICAN SCIENTIFIC, INC., a Delaware corporation (“NASI”), NORTH AMERICAN SCIENTIFIC, INC., a California corporation (“NASI-CA”), and NOMOS CORPORATION, a Delaware corporation (“NOMOS”, and collectively, jointly and severally with NASI and NASI-CA, the “Borrower”), whose address is 20200 Sunburst Street, Chatsworth, California 91311, provides the terms on which Bank will lend to Borrower and Borrower will repay Bank. The parties agree as follows:

1.                                      ACCOUNTING AND OTHER TERMS.

Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made in accordance with GAAP.  The term “financial statements” includes the notes and schedules thereto.  The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document.

2.                                      LOAN AND TERMS OF PAYMENT.

2.1.                            Promise to Pay.

Borrower promises to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions.

2.1.1.                  Advances.

(a)                                  Bank will make Advances not exceeding the Credit Limit/Borrowing Base formula provisions as are set forth on Schedule 2.  Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.

 (b)                              To obtain an Advance, Borrower must notify Bank by facsimile or telephone by 12:00 p.m. Pacific time on the Business Day the Advance is to be made.  Borrower must promptly confirm the notification by delivering to Bank the Payment/Advance Form attached as Exhibit B.  Bank will credit Advances to Borrower’s deposit account.  Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.  Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance.

(c)                                  The Committed Revolving Line terminates on the Maturity Date, when all Advances, Credit Extensions and other Obligations arising in connection therewith are immediately payable.

(d)                                 Borrower shall have the right to terminate the Committed Revolving Line prior to the Maturity Date, effective three Business Days after written notice of termination is given to Bank, in which event Borrower shall pay in full all Obligations on the effective date of termination.  While the Asset Based Terms are in effect, in the event Borrower terminates the Committed Revolving Line prior to the Maturity Date, Borrower shall pay Bank the Termination Fee set forth in Schedule 2.

2.1.2.                  Letters of Credit Sublimit.

Bank will issue or have issued letters of credit (the “Letters of Credit”) for Borrower’s account not exceeding the amount shown on Schedule 2 provided that any new Letter of Credit shall only be issued if there is otherwise available at such time loan availability for the making of an Advance in the amount of the proposed Letter of Credit.  Each Letter of Credit will have an expiry date of no later than 180 days after the Maturity Date, but Borrower’s reimbursement obligation will be secured by cash on terms acceptable to Bank at any time after the Maturity Date if the term of this Agreement is not extended by Bank.  Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

2.1.3.                  Foreign Exchange Sublimit.

If, as of the date of a proposed FX Forward Contract, there is loan availability for the making of an Advance in the amount of the applicable FX Reserve relating to any such proposed FX Forward Contract, then Borrower may, as of such date, enter into any such FX Forward Contract with Bank.  Bank will subtract 10% of each outstanding FX Forward Contract from the foreign exchange sublimit which is set forth in Schedule 2 (the “FX Reserve”).  The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Reserve.  As used herein the term “FX Forward Contract” shall mean a contractual undertaking between Borrower and Bank whereby Borrower commits to purchase from or sell to Bank, as the case may be, a set amount of foreign currency more than one Business Day after the date of any such undertaking.

2.1.4                     Cash Management Services Sublimit.

Borrower may use up to $500,000 (the “Cash Management Services Sublimit”) for Bank’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”).  The aggregate amounts utilized under the Cash Management Services Sublimit will at all times reduce the amount otherwise available to be borrowed under the Committed Revolving Line and new Cash Management Services may be extended only if the amount of such proposed new extension of such services would otherwise be available for the making of an Advance in such amount.  Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Committed Revolving Line and will accrue interest at the rate for Advances.

2.2.                            Overadvances.

If Borrower’s Obligations under Section 2.1.1, 2.1.2, 2.1.3 or 2.1.4 exceed the applicable lending limitations set forth above whether with respect to any specific sublimit provisions or otherwise in the aggregate, Borrower must immediately pay Bank any such excess.

2.3.                            Interest Rate, Payments.

(a)                                  Interest Rate.  Advances accrue interest on the outstanding principal balance at the interest rate set forth on Schedule 2. After an Event of Default, Obligations accrue interest at three percentage points (3%) above the rate effective immediately before the Event of Default.  The interest rate increases or decreases when the Prime Rate changes.  Interest is computed on a 360 day year for the actual number of days elapsed.

(b)                                 Payments.  Interest due on the Advances is payable on the first day of each month.  Bank may debit any of Borrower’s deposit accounts maintained with Bank, including the Accounts shown on Schedule 1 for principal and interest payments owing or any amounts Borrower owes Bank when due and payable.  In computing interest on the Obligations, all checks, wire transfers and other items of payment received by Bank (including proceeds of Accounts and payment of the Obligations in full) shall be deemed applied by Bank on account of the Obligations in accordance with its customary practices, provided that while the Asset Based Terms are in effect, all of the foregoing items shall be deemed applied on account of the Obligations two (2) Business Days after receipt by Bank of immediately available funds.  Further, however, Bank shall not be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s loan account for the amount of any item of payment which is returned to Bank unpaid.  Bank will promptly notify Borrower when it debits Borrower’s accounts.  These debits are not a set-off.  Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

2.4.                            Fees.

Borrower will pay:

(a)                                  Facility Fee.  A fully earned, non refundable Facility Fee and the other fees in the amounts shown on Schedule 2, which shall be due and payable as shown on Schedule 2; and

(b)                                 Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and reasonable expenses) incurred through and after the date of this Agreement, are payable when due. Borrower has heretofore paid to Bank a deposit of $20,000 (the “Deposit”) and such Deposit shall first be applied to the payment of Bank Expenses incurred in connection herewith and with any balance remaining thereafter to be applied to the Facility Fee referenced in clause (a) above.

3.                                      CONDITIONS OF LOANS.

3.1.                            Conditions Precedent to Initial Credit Extension.

Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that it receive the agreements, documents, fees and other evidence it requires including, without limitation, the following:

(a)                                  this Agreement;

(b)                                 Schedule 2 to this Agreement;

(c)                                  the IP Security Agreement;

(d)                                 a certificate of the Secretary of Borrower with respect to the incumbency and resolutions authorizing the execution and delivery of the Loan Documents;

(e)                                  securities account control agreement with respect to accounts of Borrower at or through the Bank that are established on or before the date hereof;

(f)                                    establishment of lockbox arrangements, satisfactory to Bank;

(g)                                 evidence of insurance and loss payable endorsement in form acceptable to Bank and all in compliance with the terms and conditions of this Agreement;

(h)                                 UCC financing statements relating to all obligor parties hereunder and otherwise under the Loan Documents;

(i)                                     payment of the fees and Bank Expenses then due; and

(j)                                     such other documents, agreements and instruments, and completion of such other matters, as Bank may deem necessary or appropriate in Bank’s good faith business judgment, in order to effectuate the terms and conditions of the Loan Documents.

3.2.                            Conditions Precedent to all Credit Extensions.

Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a)                                  Timely receipt of any Payment/Advance Form; and

(b)                                 The representations and warranties in Section 5 must be true (subject to the materiality provisions in Section 5) on the date of the Payment/Advance Form and on the effective date of each Credit Extension and no Event of Default may have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties of Section 5 remain true.

4.                                      CREATION OF SECURITY INTEREST.

4.1.                            Grant of Security Interest.

Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral (including Intellectual Property) to secure all Obligations and performance of each of Borrower’s duties under the Loan Documents.  Except for Permitted Liens, the Bank will, at all times, have a first-priority security interest in all of the Collateral (including Intellectual Property). Bank’s lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations, and all obligations of the Bank to make Advances or otherwise extend credit accommodations have terminated.

4.2.                            Authorization to File Financing Statements.

Borrower authorizes Bank to file financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to perfect or protect Bank’s interest in the Collateral.

5.                                      REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants that the following statements are true and correct on the date hereof and Borrower covenants that the following statements will continue to be true and correct throughout the term of this Agreement and so long as any Obligations are outstanding:

5.1.                            Due Organization and Authorization.

Borrower and each of its Subsidiaries is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.  Borrower has not changed its state of formation or its organizational structure or type or any organizational number (if any) assigned by its jurisdiction of formation during the five-year period preceding the Effective Date.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s formation documents, nor constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2.                            Collateral.

Borrower has good title to the Collateral and the Intellectual Property, free of Liens except Permitted Liens.   As of the Effective Date, Borrower has no other deposit account, other than the deposit accounts described on Schedule 1.  Each Account with respect to which Advances are requested by Borrower shall, on the date each Advance is requested and made, represent an undisputed bona fide existing unconditional obligation of the account debtor created by the sale, delivery, and acceptance of goods or the rendition of services in the ordinary course of Borrower’s business, subject to any such account debtor’s right to return any goods that are defective.  Except as set forth on Schedule 1 hereto, the Collateral is not in the possession of any third party bailee (such as at a warehouse).  In the event that Borrower, after the date hereof, intends to store or otherwise deliver the Collateral to such a bailee, then Borrower will receive the prior written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank. Borrower has no notice as of the Effective Date, and shall have no notice as of the date any Borrowing Base Certificate is delivered, of any actual or imminent Insolvency Proceeding of any account debtor whose accounts are an Eligible Account in any Borrowing Base Certificate.  All Inventory is in all material respects of good and marketable quality, free from material defects, except for Inventory for which adequate reserves have been made in accordance with GAAP. Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted to its customers in the ordinary course of business, and licenses granted to Borrower by third parties with respect to intellectual property owned by such third parties.  Each Patent is, to the best of Borrower’s knowledge, valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party, except to the extent such claim could not reasonably be expected to cause a Material Adverse Change.

5.3.                            Litigation.

Except as shown in Schedule 1 hereto and except for such modifications thereto as to which Borrower shall have notified Bank in a manner acceptable to Bank and which modified information is acceptable to Bank in its sole discretion, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers and legal counsel, threatened by or against Borrower or any Subsidiary, which could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of $250,000 or more, or in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4.                            No Material Adverse Change in Financial Statements.

All consolidated financial statements for Borrower, and any Subsidiary, delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of, and for the periods ended on, the dates specified therein.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5.                            Regulatory Compliance.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change.  None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in compliance in all material respects with applicable law.  Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP and which do not result in any tax lien on any of the Collateral, other than as set forth in clause (b) of the definition of Permitted Liens. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

5.6.                            Subsidiaries.

Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.7.                            Representations; Full Disclosure.

The information in the Representations previously submitted to Bank continues to be true and correct as of the date hereof and on each date that the representations and warranties hereof are otherwise made or deemed to be made, except for such modifications to any information set forth in the Representations as to which Borrower shall have notified Bank in a manner acceptable to Bank and which modified information is acceptable to Bank.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading.

6.                                      AFFIRMATIVE COVENANTS.

Borrower will do all of the following for so long as Bank has an obligation to lend, or there are outstanding Obligations:

6.1.                            Government Compliance.

Borrower will maintain its and all Subsidiaries’ legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on Borrower’s business or operations.  Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.

6.2.                            Financial Statements, Reports, Certificates.

(a)                                  Borrower will deliver to Bank:  (i) as soon as available, but no later than 30 days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank, in Bank’s good faith business judgment; (ii) (x) as soon as available, but not later than 5 days following the filling with the Securities and Exchange Commission of Borrower’s Quarterly Report on form 10-Q, a copy of Borrower’s form 10-Q; (y) as soon as available, but no later than 5 days following the filling with the Securities and Exchange Commission of Borrower’s Annual Report on form 10-K, Borrower’s form 10-K including audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $250,000 or more, or in which an adverse decision could reasonably be expected to cause a Material Adverse Change; (iv) budgets, sales projections, operating plans or other financial information Bank reasonably requests, and without limitation of the foregoing, Borrower shall provide to Bank, no later than the beginning of each fiscal year of the Borrower, a Board of Directors-approved budget for the Borrower for such fiscal year; and (v) prompt notice of any material change in the composition of the Intellectual Property, including any subsequent ownership right of Borrower in or to any copyright, patent or trademark not shown in any intellectual property security agreement between Borrower and Bank or knowledge of an event that materially adversely affects the value of the Intellectual Property.

(b)                                 Within 20 days after the last day of each month when any Advances are outstanding and prior to the making of any Advance when no Advances are then outstanding (and under such circumstance the following shall be delivered in such time period prior to the proposed Advance as Bank shall determine is necessary or advisable), Borrower will deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in the form of Exhibit C, with aged listings (by invoice date) of accounts receivable and accounts payable together with a report regarding deferred revenue in form acceptable to Bank.

(c)                                  Within 30 days after the last day of each month, Borrower will deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D.

(d)                                 Allow Bank to audit Borrower’s Collateral at Borrower’s expense, with the first of such audits to be completed, with results satisfactory to Bank prior to the making of any Advances hereunder (it being understood that Bank has heretofore conducted an audit of Borrower’s Collateral).  After the initial audit, such audits will be conducted no more often than every 6 months, unless an Event of Default or Default has occurred and is continuing and in such event there shall be no limitation as to the frequency of audit conducted.  Further, upon the effectiveness of the Asset Based Terms, an audit shall be conducted within 90 days of the effectiveness thereof and subsequent audits shall be conducted on a quarterly basis or at such other frequency as the conditions warrant as Bank shall determine in its good faith business judgment (unless there are no Credit Extensions outstanding and Borrower has not requested that Bank extend any Credit Extensions hereunder and in such case audits shall be conducted not more frequently than quarterly, or as Bank shall reasonably determine as conditions warrant).  In connection with Bank’s field audits, Borrower shall pay to Bank the sum of $750 per day during such audit, plus Bank’s reasonable out of pocket expenses incurred in connection therewith.

6.3.                            Inventory; Returns.

Borrower will keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between Borrower and its account debtors will be in accordance with Borrower’s customary practices as they exist at execution of this Agreement.  Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than $100,000.

6.4.                            Taxes.

Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (except for taxes or assessments being contested in good faith with adequate reserves under GAAP and which do not result in any tax lien on any of the Collateral, other than as set forth in clause (b) of the definition of Permitted Liens) and will deliver to Bank, on demand, appropriate evidence of such payment.

6.5.                            Insurance.

Borrower will keep its business and the Collateral insured for risks and in amounts, as Bank may reasonably request.  Insurance policies will be in a form, with companies, and in amounts that are satisfactory to Bank in Bank’s reasonable discretion.  All property policies will have a lender’s loss payable endorsement showing Bank as an additional loss payee, and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least 20 days notice before canceling its policy.  At Bank’s request, Borrower will deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy will, at Bank’s option, be payable to Bank on account of the Obligations.

6.6.                            Primary Accounts; Landlord Agreement.

Within 90 days of the Effective Date, Borrower will maintain its primary depository and investment accounts with Bank, which relationship shall include Borrower maintaining account balances in any accounts at or through Bank representing at least 85% of all account balances of Borrower at any financial institution.  Subject to the foregoing, if Borrower thereafter elects to maintain cash and investment accounts at institutions other than at Bank, Borrower will under such circumstances cause the institutions where any Deposit Accounts outside of the Bank are maintained to execute and deliver to Bank control agreements in form sufficient to perfect Bank’s security interest in the Deposit Accounts and which are otherwise satisfactory to Bank in its good faith business judgment.  Further, Borrower will give Bank five Business Days advance written notice before establishing any new account and will cause the institution where any such new Deposit Account is maintained to execute and deliver to Bank a control agreement in form sufficient to perfect Bank’s security interest therein and which is otherwise satisfactory to Bank in its good faith business judgment.

Borrower will use its best efforts to deliver to Bank, within 90 days of the Effective Date, a landlord agreement regarding the premises leased from a third party by NOMOS in Cranberry Township, Pennsylvania, which shall be in a form acceptable to Bank.

6.7.                            Financial Covenants.

Borrower will comply with the financial covenants set forth on Schedule 2.

6.8.                            Intellectual Property.

(a)                                  Copyrights.  (1) Concurrently herewith, Borrower shall execute and deliver to Bank a security agreement relative to Borrower’s Intellectual Property, in form and substance satisfactory to Bank (the “IP Security Agreement”).  As of the Effective Date, and as of the date of each borrowing hereunder or if the representations and warranties hereof are otherwise made or deemed made pursuant hereto, Borrower represents and warrants that it has no maskworks, computer software, or other copyrights that are registered (or are the subject of any application for registration) with the United States Copyright Office, other than any maskworks, computer software, or other copyrights as to which Borrower has complied with Borrower’s obligations set forth in subsection (2) of this Section 6.8(a).

(2) Borrower will NOT register with the United States Copyright Office (or apply for such registration of) any of Borrower’s maskworks, computer software, or other copyrights, unless Borrower has provided Bank not less than 30 days prior written notice of the filing of such registration/application and Borrower has executed and delivered to Bank such security agreement(s) and other documentation (in form and substance reasonably satisfactory to Bank) which Bank in its good faith business judgment may require for filing with the United States Copyright Office with respect to such registration or application.

(b)                                 Patents and Trademarks.  (1)  As of the Effective Date, and as of the date of each borrowing hereunder or if the representations and warranties hereof are otherwise made or deemed made pursuant hereto, Borrower represents and warrants that it has no trademarks or patents that are registered (or the subject of any application for registration) with the United States Patent and Trademark Office, other than as set forth in the IP Security Agreement, and other than any trademarks or patents as to which Borrower has complied with Borrower’s obligations set forth in subsection (2) of this Section 6.8(b).

(2)  Borrower will identify to Bank in writing any and all patents or trademarks that are registered (or the subject of any application for registration) with the United States Patent and Trademark Office that Borrower acquires in the future, promptly upon such acquisition; and, upon Bank’s request therefor, Borrower shall promptly execute and deliver to Bank such security agreement(s) and other documentation (in form and substance reasonably satisfactory to Bank) which Bank in its good faith business judgment may require for filing with the United States Patent and Trademark Office with respect to such registrations or applications.

(c)                                  Protection of Intellectual Property.  Borrower will (i) protect, defend and maintain the validity and enforceability of the Intellectual Property and promptly advise Bank in writing of material infringements and (ii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(d)(1) As of the Effective Date, and as of the date of each borrowing hereunder or if the representations and warranties hereof are otherwise made or deemed made pursuant hereto, except as noted on the Borrower’s Representations and Schedule 1 hereto, Borrower is not a party to, nor is bound by, any material license or other material agreement with respect to which the Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, other than any such license or agreement as to which Borrower has complied with Borrower’s obligations set forth in Subsection (2) of this Section 6.8(d) .

(2)  Borrower will provide written notice to Bank within ten (10) days of entering or becoming bound by any such license or agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition (other than over-the-counter software that is commercially available to the public).  Borrower shall take such steps as Bank reasonably requests to obtain the consent of, authorization by, or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement (such consent or authorization may include a licensor’s agreement to a contingent assignment of the license to Bank if the Bank determines that is necessary in its good faith judgment), whether now existing or entered into in the future.

6.9.                            Lockbox Arrangements, etc.

Borrower shall establish a lockbox account with Bank in such form as Bank may specify and enter into such arrangements relating thereto regarding the collection of the proceeds of Accounts as Bank shall request.

6.10.                     Further Assurances.

Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

7.                                      NEGATIVE COVENANTS.

Borrower will not do any of the following without Bank’s prior written consent, which will not be unreasonably withheld, for so long as Bank has an obligation to lend and there are any outstanding Obligations:

7.1.                            Dispositions.

Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property or any Collateral, except for Transfers (i) of Inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) of worn out or obsolete Equipment; or (iv) of other assets of Borrower or its Subsidiaries that do not in the aggregate exceed $250,000 in any fiscal year.

7.2.                            Changes in Business, Non-Ordinary Course Transactions, Ownership, Management or Locations of Collateral.

Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or enter into any transaction outside the ordinary course of business not expressly permitted hereunder, or permit there to be an acquisition by any party or group of affiliated parties, in one or more transactions, of more than 51% of the outstanding amount of fully diluted common stock and common stock equivalents of Borrower, compared to the amount of outstanding shares of stock of Borrower in effect on the date hereof (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to the Bank, in writing, the venture capital investors prior to the closing of the investment).  Borrower will not, without at least 30 days prior written notice to the Bank, relocate its chief executive office, change its state of formation (including by reincorporation), change its organizational number or name or add any new offices or business locations (including warehouses) in which Borrower maintains or stores over $100,000 in Collateral.

7.3.                            Mergers or Acquisitions.

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except a Subsidiary may merge or consolidate into another Subsidiary or into Borrower if no Default or Event of Default has occurred and is continuing or would result from such action.

7.4.                            Indebtedness.

Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5.                            Encumbrance.

Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted hereby, subject to Permitted Liens.

7.6.                            Distributions; Investments.

Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so.  Pay any dividends (other than dividends payable solely in stock of the Borrower) or make any distribution or payment or redeem, retire or purchase any capital stock, except that Borrower may repurchase stock pursuant to any transaction constituting a Permitted Investment.

7.7.                            Transactions with Affiliates.

Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a nonaffiliated Person.

7.8.                            Subordinated Debt.

Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without Bank’s prior written consent.

7.9.                            Compliance.

Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the failure to comply or violation would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8.                                      EVENTS OF DEFAULT.

Any one of the following is an Event of Default:

8.1.                            Payment Default.

If Borrower fails to pay any of the Obligations within 3 days after their due date.

8.2.                            Certain Defaults.

If Borrower (i) fails to provide the financial statements called for by Section 6.2 hereof or by any other provisions of this Agreement, within the time therein provided; or (ii) fails to perform or comply with any other term, condition or covenant in any other agreement between Borrower and Bank which is not cured within any cure period provided in such agreement.

8.3.                            Other Defaults.

If Borrower fails to perform or comply with any other term, condition or covenant in this Agreement (other than as set forth in Section 8.1 or 8.2 above or, while the Asset Based Terms are not in effect, the Financial Covenants set forth in Schedule 2 hereto), and such failure is not cured within 30 days after the date it occurs.

8.4.                            Material Adverse Change.

A Material Adverse Change occurs.

8.5.                            Attachment.

If any of Borrower’s assets having a value in the aggregate of more than $250,000 is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in 10 days, or if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within 10 days after Borrower receives notice; provided that none of the foregoing shall constitute an Event of Default if stayed or if a bond is posted pending contest by Borrower;

8.6.                            Insolvency.

If Borrower fails to pay its debts generally as they mature, or if Borrower begins an Insolvency Proceeding, or if an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within 30 days;

8.7.                            Other Agreements.

If there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $250,000 or that could cause a Material Adverse Change;

8.8                               Judgments.

If a money judgment(s) in the aggregate of at least $250,000 is rendered against Borrower and is unsatisfied and unstayed for 10 days;

8.9.                            Misrepresentations.

If any material misrepresentation or material misstatement exists now or hereafter of any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document; or

8.10.                     Guaranty.

Any guaranty of any Obligations ceases for any reason to be in full force or any Guarantor does not perform any obligation under any guaranty of any of the Obligations, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation in any guaranty of the Obligations or in any certificate delivered to Bank in connection with the guaranty, or any circumstance described in Sections 8.5, 6 or 8 occurs to any Guarantor.

No Credit Extensions will be made during any of the cure periods set forth in Sections 8.1. 8.6 or 8.8 above.

9.                                      BANK’S RIGHTS AND REMEDIES.

9.1.                            Rights and Remedies.

When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)                                  Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.6 occurs all Obligations are immediately due and payable without any action by Bank);

(b)                                 Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank and terminate the Committed Revolving Line and any FX Contracts;

(c)                                  Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

(d)                                 Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral.  Borrower will assemble the Collateral if Bank requires and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e)                                  Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f)                                    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Intellectual Property, and advertising matter, and any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit; and

(g)                                 Dispose of the Collateral according to the Code.

9.2.                        Power of Attorney.

Effective only when an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to:  (i) endorse Borrower’s name on any checks or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits.  Bank may exercise the power of attorney to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred.  Bank’s appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, are coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3.                            Accounts Collection.

Without limitation of the lockbox arrangement in place hereunder, when an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and demand payment of, and collect any Accounts, general intangibles and other Collateral, and, in connection therewith, Borrower irrevocably authorizes Bank to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, and, in Bank’s good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and general intangibles for less than face value.  When an Event of Default occurs and continues, and to the extent that Borrower receives proceeds and payments (which should not be the case regarding ordinary course payments to the extent the contemplated lockbox arrangement remains in effect), Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4.                            Bank Expenses.

If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount, which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable (and Bank shall give reasonable notice to Borrower thereof), bearing interest at the then applicable rate and secured by the Collateral.  No payments by Bank shall be deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5.                            Bank’s Liability for Collateral.

If Bank complies with reasonable banking practices and Section 9207 of the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6.                            Remedies Cumulative.

Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7.                            Demand Waiver.

Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

9.8.                            Asset Based Terms.

If, at such time while any Credit Extensions are outstanding, Borrower breaches any of the Financial Covenants (as defined in Schedule 2), the provisions of Exhibit E hereto (the “Asset Based Terms”) and the applicable Asset Based Terms as otherwise set forth herein, including, without limitation, as set forth in Schedule 2, shall be effective upon written notice by Bank to the Borrower.  If Borrower breaches the Financial Covenants, and no Credit Extensions are outstanding at such time, such breach of the Financial Covenants shall not constitute an Event of Default, but Bank shall have no obligation to make any Advances to Borrower until such time as the Asset Based Terms shall have become effective.  The foregoing institution of such Asset Based Terms does not diminish or otherwise derogate from all other rights and remedies of Bank upon the occurrence of an Event of Default, and all of such rights and remedies relating thereto are deemed reserved and not waived.  Borrower acknowledges and agrees that Borrower’s breach of the Financial Covenants that are applicable while the Asset Based Terms are in effect shall constitute an Event of Default.

10.                               NOTICES.

All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by fax to the addresses set forth at the beginning of this

Agreement and, in the case of notices by fax, to the latest fax number a party has for the other party.  A party may change its notice address by giving the other party written notice.

11.                               CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER.

California law governs the Loan Documents without regard to principles of conflicts of law.  Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Orange County, California.

BORROWER AND BANK EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN BANK AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF BANK OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH BANK OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.                               GENERAL PROVISIONS

12.1.                     Successors and Assigns.

This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion.  Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement.  Bank agrees to use reasonable efforts to notify Borrower of any transfer of Bank’s rights hereunder, provided that Bank shall incur no liability for its failure, for any reason, to notify Borrower.

12.2.                     Indemnification.

Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against:  (a) all obligations, demands, claims, and liabilities asserted by any other Person in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3.                     Time of Essence.

Time is of the essence for the performance of all obligations in this Agreement.

12.4.                     Severability of Provision.

Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5.                     Amendments in Writing, Integration.

All amendments to this Agreement must be in writing and signed by Borrower and Bank.  This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

12.6.                     Counterparts.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7.                     Survival.

All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding.  The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8.                     Confidentiality.

In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank’s subsidiaries or affiliates in connection with their business with Borrower, (ii) to prospective transferees or purchasers of any interest in the loans (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision), (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank’s examination or audit and (v) as Bank considers appropriate in exercising remedies under this Agreement.  Confidential information does not include information that either: (a) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9.                     Attorneys’ Fees, Costs and Expenses.

In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13.                               DEFINITIONS.

13.1.                     Definitions.

In this Agreement:

“ Accounts” is defined on Exhibit A hereto.

“Advance” or “Advances” is a loan advance (or advances) under the Committed Revolving Line.

“Affiliate” means (I) any of Borrower’s officers or directors, and if Borrower is a limited liability company, Borrower’s managers and members, and if Borrower is a partnership, Borrower’s general and limited partners; (ii) a Person that, directly or indirectly, owns or controls, is controlled by or is under common control with Borrower, and any of such person’s officers or directors, and if such person is a limited liability company, such person’s managers and members, and if such person is a partnership, such person’s general and limited partners.

“Bank Expenses” are all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings), or otherwise relating to Borrower or the Loan Documents, including, but not limited to, any reasonable attorneys’ fees and costs Bank incurs in order to do the following: obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of Bank’s rights; prosecute actions against, or defend actions by, account debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any bankruptcy claim, third-party claim, or other claim; protect, obtain possession of, lease, dispose of, or otherwise enforce Bank’s security interest in, the Collateral; and otherwise represent Bank in any litigation relating to Borrower.

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

“Closing Date” is the date of this Agreement.

“Code” is the California Uniform Commercial Code, in effect from time to time.

“Collateral” is the property described on Exhibit A.

“Committed Revolving Line” is the credit facility hereunder relating to the making of Advances in an aggregate amount not to exceed Five Million Dollars ($5,000,000) on a joint basis for all Borrowers and otherwise subject to the terms and conditions hereof.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices;  but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Credit Extension” is each Advance, Letter of Credit, FX Forward Contract, Cash Management Services utilization and each other extension of credit by Bank for Borrower’s benefit under and relating to this Agreement.

“Current Liabilities” are the aggregate amount of Borrower’s Total Liabilities which mature within one (1) year.

“Effective Date” is the date that Bank executes this Agreement.

“Eligible Accounts” are Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5; but Bank may change eligibility standards by giving Borrower notice.  Unless Bank agrees otherwise in writing, Eligible Accounts will not include:

(a)                                  Accounts that the account debtor has not paid within 90 days of invoice date;

(b)                                 Accounts for an account debtor, 50% or more of whose Accounts have not been paid within 90 days of invoice date;

(c)                                  Credit balances over 90 days from invoice date;

(d)                                 Accounts for an account debtor, including Affiliates, whose total obligations to Borrower exceed 25% of all Accounts, for the amounts that exceed that percentage;

(e)                                  Accounts for which the account debtor does not have its principal place of business in the United States;

(f)                                    Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality;

(g)                                 Accounts for which Borrower owes the account debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(h)                                 Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor’s payment may be conditional;

(i)                                     Accounts for which the account debtor is Borrower’s Affiliate, officer, employee, or agent;

(j)                                     Accounts in which the account debtor disputes liability or makes any claim or Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(k)                                  Accounts for which Bank reasonably determines collection to be doubtful.

“Equipment” is defined on Exhibit A hereto.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“FX Forward Contract” shall have the meaning ascribed to such term in Section 2.1.3 hereof.

“FX Reserve” shall have the meaning ascribed to such term in Section 2.1.3 hereof.

“GAAP” is generally accepted accounting principles, consistently applied.

“Guarantor” is any present or future guarantor of any of the Obligations.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is defined on Exhibit A hereto.

“Inventory” is defined on Exhibit A hereto.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Letter of Credit” is defined in Section 2.1.2.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower or Guarantor, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

“Material Adverse Change” is any of the following: (i) a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower, or (ii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) a material impairment of the value or priority of Bank’s security interests in the Collateral.

“Maturity Date” is set forth on Schedule 2.

“NASI Eligible Accounts” are Accounts in the ordinary course of NASI’s business that constitute Eligible Accounts hereunder.

“NASI-CA Eligible Accounts” are Accounts in the ordinary course of NASI-CA’s business that constitutes Eligible Accounts hereunder.

“NOMOS Eligible Accounts” are Accounts in the ordinary course of NOMOS’ business that constitute Eligible Accounts hereunder.

“Obligations” are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

“Patents” are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations in part of the same.

“Permitted Indebtedness” is:

(a)                                  Borrower’s indebtedness to Bank under this Agreement or any other Loan Document;

(b)                                 Indebtedness existing on the Closing Date and shown on Schedule 1;

(c)                                  Subordinated Debt;

(d)                                 Indebtedness to trade creditors incurred in the ordinary course of business;

(e)                                  Indebtedness secured by Permitted Liens;

(f)                                    Extensions, refinancing and renewals of any items of Permitted Indebtedness, provided that the principal amount thereof is not increased or the terms thereof modified to impose more burdensome terms upon Borrower;

(g)                                 Intercompany loans between NASI, NASI-CA, and NOMOS; and

(h)                                 Other Indebtedness in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000).

“Permitted Investments” are:

(a)                                  Investments shown on Schedule 1 and existing on the Closing Date;

(b)                                 (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) Bank’s certificates of deposit issued maturing no more than 1 year after issue;

(c)                                  Investments in (A) foreign subsidiaries of NASI in the ordinary course of business consistent with past business practices provided that the aggregate amount thereof in any fiscal year shall not exceed $500,000, provided further, no such Investments may be made at such time that a Default or an Event of Default is occurring prior to the making thereof or would arise upon the making thereof unless Bank specifically consents thereto in writing and (B) Theseus Imaging Corporation, a current domestic subsidiary of NASI which Borrower represents to Bank will be dissolved no later than October 31, 2006, and prior to such dissolution Borrower may make Investments necessary to wind up the business affairs of such company as long as the aggregate amount thereof does not exceed $750,000;

(d)                                 Repurchase of Borrower’s stock (i) in an amount not to exceed $2,000,000 in the aggregate during the term of this Agreement, provided that no Event of default has occurred and is continuing or would result therefrom, or (ii) if the consideration for the repurchase is the cancellation of indebtedness owned to Borrower by former employees, and no cash consideration is paid by Borrower in connection with such repurchase;

(e)                                  Investments accepted in connection with transfers permitted under Section 7.1 hereof;

(f)                                    Investments not to exceed $250,000, in the aggregate outstanding at any time constituting travel advances and employee relocation loans, and other employee loans and advances in the ordinary course of business as heretofore conducted by Borrower;

(g)                                 Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers of Borrower’s, and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business as heretofore conducted by Borrower;

(h)                                 Investments consisting of notes receivable of, or prepaid royalties and other credit extensions to, Customers and Suppliers who are not Affiliates of Borrower’s, in the ordinary course of business as heretofore conducted by Borrower, not to exceed in the aggregate outstanding at any time, the sum of (i) $1,000,000 and (ii) $950,000 with respect to that certain promissory note executed in favor of Borrower by Prostate Centers of America on or about October 2003; and

(i)                                     Joint ventures or strategic alliances consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $500,000 in the aggregate in any fiscal year.

“Permitted Liens” are:

(a)                                  Liens existing on the Closing Date and shown on Schedule 1 or arising under this Agreement or other Loan Documents;

(b)                                 Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c)                                  Purchase money Liens (i) on Equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

(d)                                 Nonexclusive licenses and non-exclusive sublicenses granted by Borrower in the ordinary course of its business;

(e)                                  Leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property;

(f)                                    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase; and

(g) Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions to secure standard fees for deposit services charged by such institutions, provided that Bank as a perfected first priority security interest in such deposit accounts and any amounts on deposit therein.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

 “Representations” are the written Representations and Warranties of Borrower dated September 15, 2005.

“Responsible Officer” is each of the Chief Executive Officer, the President, the Chief Financial Officer and the Controller of Borrower.

“Schedule 1” is Schedule 1 to this Agreement.

“Schedule 2” is Schedule 2 to this Agreement.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.

“Subsidiary” is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

                                                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

“BORROWER”:		“BANK”:

NORTH AMERICAN SCIENTIFIC, INC.		SILICON VALLEY BANK
a Delaware corporation

By:	/s/ L. Michael Cutrer	By:	/s/ Bob Muller
Name:	L. Michael Cutrer	Name:	Bob Muller
Title:	President & CEO	Title:	Sr. Relationship Manager

NORTH AMERICAN SCIENTIFIC, INC.
a California corporation

By:	/s/ L. Michael Cutrer
Name:	L. Michael Cutrer
Title:	President & CEO

NOMOS CORPORATION,
a Delaware corporation

By:	/s/ L. Michael Cutrer
Name:	L. Michael Cutrer
Title:	President & CEO

Effective Date: October 5, 2005

Schedule 2 to

LOAN AND SECURITY AGREEMENT

Borrower:	North American Scientific, Inc., a Delaware Corporation
North American Scientific, Inc., a California Corporation
NOMOS Corporation, a Delaware corporation

Date:	October 5, 2005

This Schedule forms an integral part of the Loan and Security Agreement (the “Loan Agreement”) between Silicon Valley Bank (“Bank”) and the above-borrowers (collectively, jointly and severally, the “Borrower”) of even date herewith.  (Capitalized terms used herein, which are not defined, shall have the meanings set forth in the Loan Agreement.)

1.	CREDIT LIMIT
	(Section 2.1.1):	WHILE THE ASSET-BASED TERMS ARE NOT IN EFFECT, an amount of Advances not to exceed the lesser of (A) or (B):

(A) $5,000,000 at any one time outstanding (the “Revolving Line Credit Amount”); or

(B) The sum of (i) up to 80% of the amount of NASI Eligible Accounts, (ii) up to 80% of the amount of NASI-CA Eligible Accounts, (iii) up to 80% of the amount of NOMOS Eligible Accounts, and (iv) the Liquidity Availability;

minus
(i) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit); minus
(ii) the FX Reserve; and minus
(iii) the aggregate amount of Cash Management Services utilizations.

As used herein the term “Liquidity Availability” as used herein shall mean the lesser of (i) $3,000,000, and (ii) 50% of Borrower’s consolidated, unrestricted cash, and unrestricted cash equivalents (including marketable securities), less the aggregate amount of Indebtedness owing to Bank, measured on a monthly basis, based upon the most recent monthly Borrower’s financial statements and reports provided to Bank as set forth in the Loan Agreement.

This clause (B) is collectively referred to as the “Borrowing Base”, subject to modification as follows.

		WHILE THE ASSET-BASED TERMS ARE IN EFFECT, the Borrowing Base shall be equal to:
		The sum of (i) up to 80% of the amount of NASI Eligible Accounts, (ii) up to 80% of the amount of NASI-CA Eligible Accounts, and (iii) up to 80% of the amount of NOMOS Eligible Accounts;
		minus
		(i) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit); minus
		(ii) the FX Reserve; and minus
		(iii) the aggregate amount of Cash Management Services utilizations.

provided, however, that while the Asset-Based Terms are in effect, Bank shall have the right, in Bank’s discretion, to modify the above Borrowing Base formula based upon the results of field audits conducted by Bank.

	Letter of Credit Sublimit
	(Section 2.1.2):	$500,000.
	Foreign Exchange Sublimit
	(Section 2.1.3):	$500,000.
	Cash Management Services Sublimit:
	(Section 2.1.4):	$500,000.

2.	INTEREST.
	Interest Rate
	(Section 2.3(a)):

A per annum rate equal to the “Prime Rate” in effect from time to time, provided that while the Asset Based Terms are in effect, the interest rate shall be a rate equal to the Prime Rate plus 1.50% per annum.

3.	FEES (Section 2.4(a)):

	Facility Fee:

$30,000, payable concurrently herewith, provided that at such time that the Asset Based Terms first come into effect hereunder, Borrower shall pay to Bank an additional facility fee of $25,000 concurrently therewith.

	Collateral Handling Fee:

During each month or portion thereof that the Asset Based Terms are in effect, Borrower shall pay Bank a collateral handling fee in an amount equal to $2,000 per month, payable in arrears on the first day of each month with respect to the prior month.

	Unused Line Fee:	During each month or portion thereof that the Asset Based Terms are in effect, Borrower shall pay to Bank an unused line fee equal to the rate of one-half of one percentage point (.50%)

per annum multiplied by the amount by which the Revolving Line Credit Amount exceeds the average daily principal balance of the outstanding aggregate amount of the sum, without duplication, of Advances, Letters of Credit, FX Reserve and Cash Management Services utilizations during the immediately preceding calendar month (or part thereof), which fee shall be payable monthly in arrears on the first day of each month, beginning on the first day of the month following the institution of the Asset Based Terms and thereafter.

Termination;
Termination Fee:

The “Termination Fee” that is payable as set forth under the circumstances described in Section 2.1.1(d) (only applicable while the Asset Based Terms are in effect) shall be equal to one percent (1%) of the Revolving Line Credit Amount in effect from time to time, provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank.

4.	MATURITY DATE
	(Section 13.1):	October 4, 2006

5.	FINANCIAL COVENANTS
	(Section 6.7):	Borrower, on a consolidated basis, shall comply with each of the following covenants at all times during the term of this Agreement, except as otherwise specifically stated below:

5.1	Asset Based Terms
Not In Effect.

During all periods in which the Asset Based Terms are not in effect, Borrower shall comply with the following financial covenants at all times during the term of this Agreement and, at the request of Bank from time to time, Borrower shall provide evidence of compliance therewith. Unless otherwise set forth herein or as may be determined by Bank, measurement of compliance with the following will take place on a month-end basis, each month during the term hereof.

Quick Ratio:
Borrower shall maintain, as of the end of each month, a ratio of (with a breach of the following covenant addressed by the provisions of Section 6.3 of this Schedule):

(i) Quick Assets,

TO

(ii) Current liabilities plus the aggregate amount Indebtedness owing to Bank that is not otherwise already included within the scope of current liabilities,

		of not less than 0.90 to 1.00; provided, however, that for the quarter ending 10/31/05 such ratio shall be not less than 0.80 to 1.00.

	Maximum Adjusted
	Net Losses/Minimum
	Profitability	Borrower on a consolidated basis shall not have a quarterly Adjusted Net Loss (as defined below) exceeding the amount below indicated for the corresponding quarter:

		Quarter Ending	Maximum Adjusted Net Losses

		July 31, 2005	$(2,500,000)

		October 31, 2005	$(1,500,000)

		January 31, 2006	$(600,000)

As used herein, the term “Adjusted Net Loss” shall mean the consolidated net loss of Borrower determined in accordance with GAAP, excluding the effects of non-cash charges related to depreciation, amortization and stock compensation.

		Beginning with the quarter ending April 30, 2006 and in each quarter thereafter, Borrower shall attain an Adjusted Net Profit of at least $1.00 per quarter period.

As used herein, the term “Adjusted Net Profit” shall mean the consolidated net profits of Borrower determined in accordance with GAAP, excluding the effects of non-cash charges related to depreciation, amortization and stock compensation.

The above financial covenants shall constitute the “Target Financial Covenants” and their violation alone shall not result in an Event of Default hereunder, provided that a violation of any of the Target Financial Covenants shall cause the Asset Based Terms to become effective, all as more fully set forth in Section 6.3 below.

5.2	Asset Based Terms
	In Effect.

During all periods in which the Asset Based Terms are in effect, Borrower shall comply with the following financial covenant at all times during the term of this Agreement, measured on a monthly basis, and, monthly and otherwise at the request of Bank from time to time, Borrower shall provide evidence of compliance therewith.

	Minimum Tangible
	Net Worth:

Borrower shall maintain a Tangible Net Worth of not less than $5,000,000 plus the sum of (i) 50% of Borrower’s net quarterly income, (ii) 50% of all consideration received by Borrower for the issuance of equity securities, and (iii) 100% of the proceeds of Subordinated Debt received by Borrower (the sum of (i), (ii) and (iii) is referred to as the “Applicable Amount.”).

		Increases in the Minimum Tangible Net Worth Covenant based on consideration received for equity securities and Subordinated Debt of Borrower shall be effective as of the end of the month in which such consideration is received, and shall continue effective thereafter. Increases in the Minimum Tangible Net Worth Covenant based on net income shall be effective on the last day of the fiscal quarter in which said net income is realized, and shall continue effective thereafter. In no event shall the Minimum Tangible Net Worth Covenant be decreased.

5.3	Definitions.	For purposes of this Agreement, the following terms shall have the following meanings (for additional terms, see Section 13.1 of the Loan Agreement):
“Current assets”, “current liabilities” and “liabilities” shall have the meaning ascribed thereto by GAAP.

“Tangible Net Worth” as used herein shall mean, as to any Person, net worth minus intangible assets.

“Quick Assets” are, on any date, Borrower’s consolidated, unrestricted cash, unrestricted cash equivalents (including marketable securities) together with the aggregate amount of Eligible Accounts, provided that restrictions on cash imposed by Borrower’ s investors may be considered “unrestricted” for purposes of this definition as long as Bank has a first priority perfected security interest therein and any such restrictions are acceptable to Bank.

6.	ASSET BASED TERMS

6.1

“Asset Based Terms”. As used herein, “Asset Based Terms” means the terms set forth on Exhibit E to the Loan Agreement. Terms of this Agreement without the Asset Based Terms are referred to as the “Non-Asset Based Terms”.

6.2

Voluntary Conversion to Asset Based Terms. In the event the Borrower wishes to have the Asset Based Terms in effect, Borrower may do so by giving the Bank prior written notice thereof, in order to permit the Bank to make such reviews and audits as it shall deem appropriate.

6.3	Breach Triggering Asset Based Terms; Etc. The following are certain terms and provisions applicable to Asset Based Terms and related matters:

(A) If there is a breach of any of the Target Financial Covenants and there are then outstanding any Credit Extensions hereunder, the Asset Based Terms shall be deemed immediately effective upon written notice from the Bank to the Borrower (with it being recognized that as such financial covenants are to be satisfied as of certain dates during the term of this Agreement, Borrower is not able to cure, on a retroactive basis, any breach of the Target Financial Covenants as of a particular date).

(B) Upon receipt of the notice referred to in clause (A) above, Borrower shall cooperate fully with Bank in order to implement the Asset Based Terms and shall take such actions as Bank shall deem reasonably necessary or advisable in connection therewith, pursuant to the general further assurances covenant set forth in Section 6.10 of the Loan Agreement.

6.4	Audits. If Bank shall have conducted a field audit within 120 days prior to the proposed date of conversion to Asset Based Terms, Advances will be available for borrowings with 15 days of such proposed date of conversion. If Bank’s last field audit was conducted more than 120 days prior to the proposed date of conversion to Asset Based Terms, Advances will be available for borrowing at the earlier of (i) 60 days following such proposed date of conversion, or (ii) upon Bank’s completion of a field audit and related analysis.

7.	ADDITIONAL TERMS AND PROVISIONS.

[RESERVED]

IN WITNESS WHEREOF, the parties have executed this Schedule to Loan and Security Agreement as of the date first above written.

“Borrower”:		“Bank”:

NORTH AMERICAN SCIENTIFIC, INC.		SILICON VALLEY BANK
A Delaware corporation

By	/s/L. Michael Cutrer
	President or Vice President	By	/s/ Bob Muller
		Title	Sr. Relationship Manager
By	/s/ David N. King
Secretary or Assistant Secretary

NORTH AMERICAN SCIENTIFIC, INC.
A California corporation

By	/s/ L. Michael Cutrer
President or Vice President

By	/s/ David N. King
Secretary or Assistant Secretary

NOMOS CORPORATION

By	/s/L. Michael Cutrer
President or Vice President

By	/s/ David N. King
Secretary or Assistant Secretary